EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
Technology Research Corporation:


We consent to incorporation by reference herein of our report dated
April 23, 2002, relating to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of Technology Research Corporation and subsidiary.


KPMG LLP

St. Petersburg, Florida
July 22, 2002